Exhibit 10.11

SAVINGS BENEFITS RESTORATION PLAN FOR SALARIED EMPLOYEES

OF OMNOVA SOLUTIONS INC. AND CERTAIN SUBSIDIARY COMPANIES

(Effective January 1, 2009)

PURPOSE

The purpose of this plan (the “Savings BRP”) is to restore the Savings Plan benefits which Eligible Employees and their Beneficiaries would otherwise lose as a result of Internal Revenue Code limitations upon contributions to, and payment of benefits from, the Savings Plan. By restoring such benefits, the Savings BRP permits the total benefits of such employees to be provided on the same basis as is applicable to all other employees under the Savings Plan. Nothing in the Savings BRP shall operate or be construed to modify, amend or affect the terms and provisions of the Savings Plan in any way.

Prior to January 1, 2009, the Savings BRP was part of the Benefits Restoration Plan for Salaried Employees of OMNOVA Solutions Inc. and Certain Subsidiary Companies (the “Prior Plan”). The Prior Plan was originally effective on October 1, 1999. Due to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Prior Plan was split into the Savings BRP and the Pension Benefits Restoration Plan for Salaried Employees of OMNOVA Solutions Inc. and Certain Subsidiary Companies (the “Pension BRP”) effective January 1, 2009. With respect to benefit allocations under the Prior Plan during the period January 1, 2005, through December 31, 2008, OMNOVA Solutions Inc. operated the terms of the Prior Plan in accordance with a good faith, reasonable interpretation of Code Section 409A and its applicable regulations.

SECTION 1

DEFINITIONS

In addition to the defined terms established above, the terms set forth below, whenever capitalized throughout the Savings BRP, shall have the meaning ascribed herein:

(i) “Administrative Committee” means the Administrative Committee of OMNOVA Solutions Inc.

(ii) “Affiliate” means a corporation, partnership, joint venture, sole proprietorship or other trade or business that is considered a single employer with the Company by application of Section 414 of the Code, such that it (A) is part of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code) with the Company, (B) is “under common control” (within the meaning of Section 414(c) of the Code) with the Company, or (C) is a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) with the Company.

(iii) “Beneficiary” means a named beneficiary, joint annuitant or surviving spouse of a deceased Participant.

(iv) “Board” means the Company’s Board of Directors.

(i) “Change in Control” means the occurrence of any of the following events, subject to the provisions of paragraph (E) hereof:

(A) All or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity are owned directly or indirectly, by the shareholders of the Company generally prior to the transaction; or

(B) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”)) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act (a “Beneficial Owner”)) of securities representing 20% or more of the combined voting power of the then-outstanding voting securities of the Company; or

(C) The individuals who, at the beginning of any period of two consecutive calendar years, constituted the Directors of the Company cease for any reason to constitute at least a majority thereof unless the nomination for election by the Company’s stockholders of each new Director of the Company was approved by a vote of at least two-thirds of the Directors of the Company still in office who were Directors of the Company at the beginning of any such period; or

(D) The Board determines that (1) any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change in Control falling within paragraph (A), (B) or (C) hereof and (2) it is in the best interests of the Company and its shareholders, and will serve the intended purposes of the Change in Control provisions of this Program and other compensation and benefit programs, plans and agreements of the Company, if a Change in Control shall be deemed to have occurred.

(E) Notwithstanding the foregoing provisions of this Section 1(x):

(1) If any such merger, consolidation, reorganization, sale or transfer of assets, or tender offer or other transaction or event or series of transactions or events mentioned in paragraph (D) hereof shall be abandoned, or any such accumulations of shares shall be dispersed or otherwise resolved, the Board may, by notice to the Executive, nullify the effect thereof and a Change in Control shall be deemed not to have occurred, but without prejudice to any action that may have been taken prior to such nullification.

(2) Unless otherwise determined in a specific case by the Board, a Change in Control shall not be deemed to have occurred for purposes of paragraph (B) hereof solely because (a) the Company, (b) a subsidiary of the Company, or (c) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any subsidiary of the Company either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing Beneficial Ownership by it of shares of the then-outstanding voting securities of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

(v) “Code” means the Internal Revenue Code of 1986, as presently in effect or hereafter amended.

(vi) “Company” means OMNOVA Solutions Inc.

(vii) “Director” means a member of the Board.

(viii) “Disability” or “Disabled” means either (A) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of at least 12 months (which shall be evidenced by the written determination of a qualified medical doctor selected by the Administrative Committee and specifying the date upon which such disability commenced), or (B) the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period exceeding six months under an accident and health plan covering employees of the Company.

(ix) “Effective Date” means January 1, 2009, except as otherwise specifically provided.

(x) “Eligible Employee” means an employee of a Member Company who is a participant under the Savings Plan (as defined below) or is a Beneficiary receiving a benefit under the Savings Plan.

(xi) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xii) “Member Company” means the Company and any subsidiary of the Company which is designated as a Member Company by the Company’s Administrative Committee pursuant to the procedures established thereby.

(xiii) “Participant” means an Eligible Employee who has satisfied the eligibility requirements under Section 2.1; provided, however, that no Eligible Employee shall become a Participant prior to the date such Eligible Employee’s employer became a Member Company.

(xiv) “Payment Form” means, with respect to any Participant, the form of benefit payment elected by the Participant in accordance with the election provisions of Section 2.2. The available Payment Forms are lump sum payment and annual installments over a period of between two and ten years, as elected on a Participant’s election form. If no Payment Form has been elected, the Payment Form shall be a lump sum payment. In addition, Participants may elect to have benefit payments accelerated and paid in a lump sum payment upon Participant’s Disability.

(xv) “Pension BRP” means the Pension Benefits Restoration Plan for Salaried Employees of OMNOVA Solutions Inc. and Certain Subsidiary Companies.

(xvi) “Savings BRP” means the plan set forth in this instrument known as the “Savings Benefits Restoration Plan for Salaried Employees of OMNOVA Solutions Inc. and Certain Subsidiary Companies,” as it may be amended from time to time.

(xvii) “Savings Plan” means the OMNOVA Solutions Retirement Savings Plan.

(xviii) “Separation from Service” means the Participant’s termination from employment with the Company and all Affiliates on account of the Participant’s death, retirement or other termination of employment, as determined in accordance with Section 409A of the Code and the regulations thereunder. A Participant will not be deemed to have experienced a Separation from Service if the Participant is on military leave, sick leave or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time as is protected by either statute or contract. A Participant will not be deemed to have experienced a Separation from Service if the Participant provides continuing services that average more than 20 percent of the services provided by the Participant to the Company or its Affiliates (whether as an employee or an independent contractor) during the immediately preceding 36-month period of services (or full period of services to the Company and its Affiliates if the Participant has provided services to the Company or its Affiliates for less than 36 months). If a Participant provides services both as an employee and as an independent contractor of the Company, the Participant must cease services in both capacities to be treated as having experienced a Separation from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or vice versa, the Participant will not be considered to have a Separation from Service until the Participant ceases services in both capacities. If a Participant provides services both as an employee of the Company and a member of the Board, the services provided as a Director are not taken into account in determining whether the Participant has a Separation from Service under the Savings BRP unless it is aggregated with any plan in which the Participant participates as a Director under Section 409A of the Code and the regulations thereunder.

(xix) “Separation from Service Date” means the date upon which the Participant experiences a Separation from Service.

(xx) “Specified Employee” means an employee of the Company or an Affiliate who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code). The identification of Specified Employees shall be conducted by the Company using a method (i)

reasonably designed to include all Specified Employees, (ii) applying an objectively determinable standard providing no direct or indirect election by the Participant, and (iii) resulting in no more than 200 employees being treated as Specified Employees for any given date. A Specified Employee determination shall take effect four months after the Company’s identification of the employees satisfying such requirements and shall be valid for the next following 12-month period.

(xxi) “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from: (A) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)); (B) loss of the Participant’s property due to casualty; or (C) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

SECTION 2

ELIGIBILITY AND ELECTIONS

2.1 Eligibility. An Eligible Employee who (a) qualifies for a benefit under the Savings Plan and (b) incurs a reduction in such benefit as a result of the Code limitations (including but not limited to limitations under Sections 401(a)(17), 401(k), 401(m), 402(g) and 415(c) of the Code; but excluding the limitation mandated by the Actual Deferral Percentage test contained in Section 401(k) of the Code) upon compensation to be considered under, annual deferrals to, and annual contributions to, the Savings Plan, shall be eligible to participate in the Savings BRP.

2.2 Elections. All elections shall be made on the respective administrative form required by the Administrative Committee.

(a) Initial Elections. An Eligible Employee who becomes a Participant under the Savings BRP in accordance with the eligibility requirements under Section 2.1 shall make a one-time, irrevocable election regarding the Participant’s Payment Form for benefits under the Savings BRP accrued during the first year of eligibility not later than January 30th of the calendar year following the calendar year in which the Participant first accrues or is allocated a benefit under the Savings BRP or the Pension BRP, whichever occurs first.

(b) Elections Regarding Benefits Accrued On or Before December 31, 2008; Future Benefits. An Eligible Employee who became a Participant under the Savings BRP in accordance with the eligibility requirements under Section 2.1 on or before December 31, 2008, shall make a one-time, irrevocable election regarding the Payment Form for benefits under the Savings BRP (both amounts accrued before December 31, 2008, and any amounts to accrue prospectively following such date) not later than December 31, 2008. Such election shall supersede all prior elections as to time and manner of benefit payments.

(c) Annual Elections. For benefits accrued under the Savings BRP following the calendar year in which the Participant first accrues a benefit under the Savings BRP or the Pension BRP (whichever occurs first), the Participant shall make an irrevocable election regarding the Participant’s annual deferrals to the Savings BRP pursuant to Section 3.1 for a respective year not later than December 31st of the preceding calendar year.

SECTION 3

BENEFITS

3.1 Amount of Benefit. The benefit provided by the Savings BRP shall be an amount equal to the difference, if any, between (a) the aggregate amount of benefit to which the Participant would be entitled under the Savings Plan computed without regard to Code limitations (including but not limited to limitations under Sections 401(a)(17), 401(k), 401(m), 402(g) and 415(c) of the Code; excluding any reduction mandated by the Actual Deferral Percentage test contained in Section 401(k) of the Code) upon compensation to be considered under, annual deferrals to, and annual contributions to, the Savings Plan, and (b) the aggregate amount of benefit to which the Participant would be entitled under the Savings Plan after giving effect to all such limitations. For a given calendar year other than the Participant’s first year of eligibility under the Savings BRP, the amounts determined under subsections (a) and (b) of this Section 3.1 shall be determined as of January 1st of such year, as determined by the election under subsection (c) of Section 2.2, and deferrals into the Savings BRP shall commence to be made on the date that the Participant’s deferrals under the Savings Plan actually exceed the first to occur of the Code limitations described in this paragraph (or in the event that the Participant changes the operative deferral election under the Savings Plan, the date upon which the Participant’s deferrals under the Savings Plan would have exceeded the first to occur of such limitations, disregarding any changes to the Participant’s deferral election under the Savings Plan). For a given calendar year that is the Participant’s first year of eligibility under the Savings BRP, the amounts determined under subsections (a) and (b) of this Section 3.1 shall be determined as of January 30th of the calendar year following the calendar year in which such limitations are actually reached.

Each allocation under the Savings BRP attributable to the restoration of Savings Plan benefits shall be credited with a rate of investment return which the Participant would have earned if he were credited with plan shares in the Savings Plan in which the employee is a participant. Allocations under the Savings BRP in respect of matching contributions under the Savings Plan shall be allocated pro rata among the Participant’s investment elections.

In addition, the Company has assumed (subject to legal requirements for employee acquiescence) the obligations of GenCorp to pay benefits under the Benefits Restoration Plan for Salaried Employees of GenCorp Inc. and Certain Subsidiary Companies to (i) all active employees transferred to the Company as of October 1, 1999, and (ii) all former employees who terminated employment from active business locations of the Company. Such assumed obligations will be administered and paid as benefits in accordance with the terms of the Savings BRP.

3.2 Allocations. Except as hereinafter specifically provided, the allocation to plan accounts under the Savings BRP attributable to the restoration of Savings Plan benefits shall be made in the same manner and shall be subject to the same conditions as would have been applicable if such allocations were made to the Savings Plan, except, however, that:

(a) Section 401(k) Elections.

(i) With respect to contributions pursuant to a Section 401(k) election for any year other than a Participant’s first year of eligibility, the determination as to when deferrals into the Savings BRP will commence for a participant will be made as follows: (A) if the Participant does not make any elected deferrals into the Savings Plan as of January 1 for a given year, the Participant will be assigned an assumed rate equal to the one elected on the Participant’s deferral election form under the Savings BRP, which shall be solely for tracking purposes (with no amounts actually deferred into the Savings Plan on the Participant’s behalf), and deferrals into the Savings BRP will then commence at the rate elected on the date that deferrals into the Savings Plan would have exceeded the first to occur of the applicable legal limits based upon this assumed rate; and (B) alternatively, if a Participant’s elected deferral into the Savings Plan is anything other than 0% as of January 1 for a given year, the Participant’s deferrals into the Savings BRP will commence at the rate elected on the Participant’s deferral election form on the date that the Participant actually exceeds the first to occur of the applicable legal limits; and

(ii) With respect to contributions pursuant to a Section 401(k) election for a Participant’s first year of eligibility, deferrals into the Savings BRP shall commence to be made on the date that the Participant’s deferrals under the Savings Plan actually exceed the first to occur of the Code limitations described in Section 3.1; and

(b) After-tax Contributions. 401(k) after-tax contributions shall be treated as deferred income, provided an appropriate deferral election is signed by the Participant.

3.3 Benefit Payments. Benefits under the Savings BRP shall be payable from the general assets of the Company, and participation hereunder shall not cause a Participant to have any title to, or beneficial ownership in, any of the assets of the Company. Nothing in the Savings BRP shall operate or be construed to modify, amend or affect the terms and provisions of the Savings Plan in any way.

(a) In General. The benefit payable under the Savings BRP which is attributable to the restoration of Savings Plan benefits shall be paid to the Participant (or to the Participant’s Beneficiary in case of the Participant’s death) in the Payment Form previously elected by the Participant in accordance with Section 2.2 and commencing sixty (60) days following Participant’s Separation from Service Date (or if Participant is a Specified Employee, commencing six (6) months following Participant’s Separation from Service Date).

(b) Benefit Payments upon Disability. Notwithstanding any other provision of the Savings BRP, in the event that the Participant becomes Disabled (and has previously so elected such accelerated payment upon Disability), payment of such Participant’s benefit payable under the Savings BRP shall be made in a lump sum payment as soon as practicable following the Administrative Committee’s determination that such Disability exists.

(c) Benefit Payments upon Unforeseeable Emergency. Notwithstanding any other provision of the Savings BRP, in the event that the Participant experiences an Unforeseeable Emergency, payment of such Participant’s benefit payable under the Savings BRP shall be made in a lump sum payment as soon as practicable following the Administrative Committee’s determination that such Unforeseeable Emergency exists.

(d) Grandfathered Benefits for Participants Terminated and Vested Prior to December 31, 2004. Notwithstanding any other provision of the Savings BRP, distribution of the benefit payable under the Savings BRP to any Participant who experienced a Separation from Service on or before December 31, 2004, and who was fully vested in his benefit payable under the Savings BRP as of such Separation from Service, shall be governed under the terms of the Savings BRP as in effect on October 3, 2004 (a copy of which is attached hereto as Exhibit A).

(e) Administrative Committee Cash-Out of Small Account Balances. Notwithstanding any other provision of the Savings BRP, following Separation from Service on or after January 1, 2009, the Administrative Committee shall cash-out the account balance of any Participant in a lump sum payment where the value of such account at Separation from Service such balance is less than the applicable dollar amount prescribed under Section 402(g)(1)(B) of the Code.

3.4 Change in Control, Funding. Notwithstanding any other provision of the Savings BRP to the contrary, if a Change in Control occurs, the funding of the benefit payable under Section 3.1(a) will occur in accordance with this Section 3.4. Such benefit will be paid in the Payment Form elected on the most recent administrative form on file with the Administrative Committee in accordance with Section 2.2:

(a) Upon the occurrence of a Change in Control, the performance of the Company’s obligations under the Savings BRP shall be secured by amounts deposited or to be deposited in trust pursuant to a trust agreement to which the Company shall be a party and which shall provide for payment of benefits in accordance with the terms of the Savings BRP as provided under paragraph 3.4(b) below. Any failure by the Company to satisfy its obligations under this Section 3.4(b) shall not limit the rights of any Participant hereunder.

(b) Upon the occurrence of a Change in Control as defined in Section 1(v)(A), (B) or (C), or, in the case of a Change in Control as defined in Section 1(v)(D), upon the further declaration by the Board that a Change in Control is imminent, the Company shall promptly, to the extent it has not previously done so, and in any event within five business days, transfer to the trustee of such trust, to be added to the principal of the trust, a sum equal to the aggregate value of the account balance on the date of the Change in Control (or, in the event that the Board has declared a Change in Control to be imminent, the aggregate value on the date of such Board declaration).

(c) Any payments of benefits hereunder by the trustee shall, to the extent thereof, discharge the Company’s obligation to pay benefits hereunder, it being the intent of the Company that assets in such trusts be held as security for the Company’s obligation to pay benefits under the Savings BRP.

(d) Subject to the foregoing, a Participant shall have the status of a general unsecured creditor of the Company and shall have no right to, or security interest in, any assets of the Company.

3.5 Exceptions to the General Timing and Distribution Rules.

(a) The Administrative Committee may elect to make a payment to a Participant of benefits under the Savings BRP before the date that such payment would otherwise be made under Section 3.3 to the extent necessary to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Sections 3101 and 3121(v)(2) of the Code on amounts deferred under the Savings BRP (the “FICA Amount”). In addition, the Administrative Committee may elect to make a payment of the Participant’s benefits under the Savings BRP before the date that such payment would otherwise be made under Section 3.3 to pay the income tax at source on wages imposed under Section 3401 of the Code on the FICA Amount or the corresponding withholding provisions of applicable state and local tax laws as a result of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. The total payment under this Section 3.4(a) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.

(b) The Savings BRP shall permit the payment of benefits hereunder to a Participant prior to the date that such payment would otherwise be made under Section 3.3:

(i) if the Savings BRP fails to meet the requirements of Section 409A of the Code and the regulations thereunder, but only to the extent that such payment does not exceed the amount required to be included in the Participant’s income as a result of the failure to comply with the requirements of Section 409A of the Code and the regulations thereunder; or

(ii) upon the termination of the Savings BRP in accordance with the provisions of Section 409A of the Code and the regulations thereunder requiring the complete distribution of all benefits under the Code.

SECTION 4

ADMINISTRATION

4.1 Administrative Committee. The administration of the Savings BRP shall be in the charge of an Administrative Committee, as defined under the Savings Plan.

4.2 Duties of Administrative Committee. The Administrative Committee shall administer the Savings BRP and shall have, exercise and perform all of the powers, rights, authority and duties relating thereto. The Administrative Committee shall have the sole and absolute discretionary authority to determine eligibility to participate in the Savings BRP and eligibility for benefits under the Savings BRP, to interpret plan terms, to apply plan provisions, to establish, amend and enforce rules for the administration of the Savings BRP, to resolve disputes under the Savings BRP and to resolve possible ambiguities, inconsistencies, or omissions and correct errors. Subject to Section 5, all interpretations, determinations and decisions of the Administrative Committee in respect to any matter hereunder shall be finally conclusive and binding on all parties affected hereby.

4.3 Tax Withholding/Reporting. The Administrative Committee shall withhold and report to the appropriate agency such amounts as are necessary to comply with the requirements of federal, state and local tax law.

SECTION 5

CLAIMS PROCEDURE

5.1 Claim.

(a) A Participant need not present a formal claim in order to qualify for rights or benefits under the Savings BRP. However, if the Company fails to provide any benefit to which a Participant is entitled hereunder or if any Participant believes (i) that the Savings BRP is not being administered or operated in accordance with its terms, (ii) that fiduciaries of the Savings BRP have breached their duties, or (iii) that his or her own legal rights are being violated with respect to the Savings BRP (a “claim”), the Participant (the “claimant”) must file a formal written claim for benefits under the procedures set forth in this Section 5 and utilizing such forms and in such manner as the Administrative Committee shall prescribe. The procedures in this Section 5 shall apply to all claims that any person has with respect to the Savings BRP, including claims against fiduciaries and former fiduciaries, except to the extent the Administrative Committee determines, in its sole discretion, that it does not have the power to grant, in substance, all relief reasonably being sought by the claimant.

(b) A claim by any person shall be presented to the Administrative Committee in writing within ninety (90) days following the date upon which the claimant (or his or her predecessor in interest) first knew (or should have known) of the facts upon which the claim is based, unless the Administrative Committee in writing consents otherwise. The

Administrative Committee shall, within ninety (90) days of receiving the claim, consider the claim and issue its determination thereon in writing. The Administrative Committee may extend the determination period for up to an additional ninety (90) days by giving the claimant written notice. If the claim is granted, the benefits or relief the claimant seeks will be provided.

5.2 Denial. If the claim is wholly or partially denied, the Administrative Committee shall, within ninety (90) days (or such longer period as described above), provide the claimant with written notice of the denial, setting forth, in a manner reasonably calculated to be understood by the claimant:

(a) the specific reason or reasons for the denial,

(b) specific references to pertinent Savings BRP provisions upon which the denial is based,

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the additional material or information is necessary, and

(d) a description of the Savings BRP’s appeal procedures describing the steps to be taken by the claimant and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA in the event of the denial of the appeal.

With the consent of the claimant, this determination period can be extended further. If the Administrative Committee fails to respond to the claim in a timely manner, the claimant may treat the claim as having been denied by the Administrative Committee.

5.3 Appeal. Each claimant may appeal in writing the Administrative Committee’s denial of a claim (in whole or in part) to the Administrative Committee within sixty (60) days after receipt by the claimant of written notice of the claim denial, or within sixty (60) days after such written notice was due, if the written notice was not sent. In connection with the review proceeding, the claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing. The claimant may include with the appeal such documents and other information as the claimant deems reasonable. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived.

5.4 Review Procedures. The Administrative Committee shall adopt procedures pursuant to which claims shall be reviewed and may adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, shall be designed to afford a claimant a full and fair review of his or her claim.

5.5 Final Decision. The decision by the Administrative Committee upon review of an appeal shall be made not later than sixty (60) days after the written appeal is received by the Administrative Committee, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the appeal, unless the claimant agrees to a greater extension of that deadline.

5.6 Form. The decision by the Administrative Committee regarding the appeal following its review shall be in writing and shall be written in a manner reasonably calculated to be understood by the claimant. In the event that the appeal is denied, the decision shall include at least the following information:

(a) the specific reason or reasons for the denial of the appeal,

(b) specific references to pertinent Savings BRP provisions upon which the denial is based,

(c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim and appeal, and

(d) a statement describing the procedures for voluntary dispute resolution offered by the Savings BRP (if any) and the claimant’s right to obtain information regarding such procedures, along with a statement of the claimant’s right to bring a civil action under ERISA.

5.7 Legal Effect. To the extent permitted by law, the decisions of the Administrative Committee shall be final and binding on all parties. Any claims which the claimant does not pursue through the review and appeal stages of the procedures herein provided shall be deemed waived, finally and irrevocably. No legal action for benefits under the Savings BRP shall be brought unless and until the claimant has exhausted his or her remedies under this Section 5. If, after exhausting the claims and appeal procedures, a claimant institutes any legal action against the Savings BRP and/or the Company, the claimant may present only the evidence and theories which the claimant presented during the claims and appeal procedures. Judicial review of the claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories which were presented to and considered by the Administrative Committee during the claims and/or appeal procedure.

SECTION 6

MISCELLANEOUS

6.1 Amendment and Termination. The Company reserves the right at any time and from time to time, by resolution of the Board, to amend or terminate the Savings BRP; provided, however, that no such amendment or termination shall operate retroactively so as to affect adversely any rights to which a Participant may be entitled under the provisions of the Savings BRP as in effect prior to such action.

6.2 No Alienation of Benefits. No Participant may assign, anticipate or otherwise encumber any payment due under the Savings BRP. Except as may otherwise be required by law, any payment due under the Savings BRP shall be exempt from the claims of the Participant’s creditors.

6.3 No Enlargement of Employment Rights. The provisions of the Savings Plan relative to employment rights shall be applicable to the Savings BRP with the same effect as though set forth in full herein.

6.4 No Requirement to Fund. The Company shall not be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.

6.5 Laws Governing. The Savings BRP is a combination of an excess benefit plan, as defined in Sections 3(36) and 4(b)(5) of ERISA, and an unfunded deferred compensation plan for a select group of management or highly compensated employees, as defined in Sections 201(2) and 401(a)(1) of ERISA. As such, the Savings BRP is expressly excluded from all, or substantially all, of the provisions of ERISA, including but not limited to Parts 2 and 3 of Title I thereof. None of the statutory rights and protections conferred upon participants by ERISA are conferred under the terms of the Savings BRP, except as expressly noted or required by operation of law. To the extent not superseded by federal law, the Savings BRP shall be construed in accordance with and governed by the laws of the State of Ohio.

6.6 Incorporation of Savings Plan Provisions By Reference. The provisions of the Savings Plan are hereby fully incorporated by reference, but only to the extent reference is made by the Savings BRP to such provisions or otherwise necessary for the proper administration of the Savings BRP. The eligibility of each Participant for Savings BRP benefits and the amount of Savings BRP benefits shall be based, in part, upon the interpretations of the Savings Plan provisions, as made by the fiduciaries thereof and such fiduciaries’ interpretations shall be fully binding upon the Savings BRP and all parties hereto.

6.7 Participants Deemed to Accept Savings BRP. By accepting any benefit under the Savings BRP, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Savings BRP and any action taken under the Savings BRP by the Administrative Committee, the Board or the Company, in any case in accordance with the terms and conditions of the Savings BRP.

6.8 Code Section 409A Compliance: The Savings BRP is intended to be operated in compliance with the provisions of Section 409A of the Code (including any rulings or regulations promulgated thereunder). In the event that any provision of the Savings BRP fails to satisfy the provisions of Section 409A of the Code, then such provision shall be reformed so as to comply with Section 409A of the Code and to preserve as closely as possible the intention of the Company in maintaining the Savings BRP; provided that, in the event it is determined not to be feasible to so reform a provision of this Plan as it applies to a payment or benefit due to a Participant or his or her Beneficiary(ies), such payment shall be made without complying with Section 409A of the Code.